Exhibit 99.1

Rex Energy Announces Closing of Ohio Utica Warrior South Asset Sale

STATE COLLEGE, Pa., January 11, 2017 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (“Rex Energy”) today announced that it has closed on the previously announced sale of its Ohio Utica Warrior South assets to Antero Resources Corporation (“Antero”). The sale of the Warrior South assets includes 14 gross wells and approximately 4,100 net acres in Guernsey, Noble and Belmont Counties in Ohio; the assets are currently producing approximately 9.0 MMcfe/d net to Rex Energy. These assets were non-core to Rex Energy and were not included in the company’s future development plans. The proceeds from the sale will be used to pay down the revolving line of credit and for general corporate purposes.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events, developments, forecasts, or guidance that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements rely on assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts, and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, and we strongly encourage you to review those documents to understand these risks. You should not place undue reliance on forward-looking statements because they reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com